Exhibit 10.1

270 Brannan Street
San Francisco, CA 94107

Via Electronic Mail

September 13, 2022

Tom Casey
c/o Splunk Inc.
270 Brannan Street
San Francisco, CA

Dear Tom:
I am thrilled and delighted to offer you the position of Senior Vice President and General Manager, Platform of Splunk Inc. (the “Company”), reporting to me. Your primary work location will be your home office in Seattle, Washington. We are very excited to have you join the team. In your role, you will have the opportunity to make a meaningful impact on our future success. Understandably, this offer is contingent upon you fully cooperating with, and satisfactorily completing, and clearing background, reference and conflicts checks. Here are the terms of our proposed offer (the “Offer”):
1.     Annual Salary; Executive Bonus. Your gross base salary will be $550,000 per year, less applicable deductions and withholdings, and paid in accordance with the Company’s standard payroll practices. In addition, you will be eligible to participate in Splunk’s Executive Bonus Plan beginning with the Executive Bonus Plan in effect for the Company’s 2023 fiscal year. Your initial annualized target bonus will be 70% of your annual base salary. Your actual bonus amount will be based on actual achievement of Company financial goal(s), as determined by the Talent & Compensation Committee of our Board of Directors (“Compensation Committee”) and prorated as of the Effective Date (defined below). Under current practices (which may change in the future), you will be paid a mid-fiscal-year bonus of up to 50% of your annualized target bonus, pro-rated for the time you have worked during the fiscal year. Any mid-fiscal-year bonus will be based on the Company’s forecasted annual achievement of the bonus plan’s performance metrics as of the end of the fiscal second quarter. Your actual mid-fiscal-year bonus amount will be included in the calculation of your annual bonus, meaning that your year-end bonus payment will be equal to your calculated annual bonus amount, less any mid-fiscal-year bonus amount already paid for that fiscal year. The year-end bonus payment will be made in the nearest pay period following the final approval date after the completion of the fiscal year and after the Compensation Committee’s review and approval of executive bonuses, but in no event later than two and a half months following the end of the Company’s fiscal year. Note that all payments to you will be made after applicable withholdings.
2.     Start Date. Your start date will be September 20, 2022 (the “Effective Date”).

Tom Casey
September 12, 2022

3.     Signing Bonus. We are pleased to offer you a cash signing bonus in the amount of $1,000,000, less all applicable deductions and withholdings. This bonus will be payable approximately 30 days after the Effective Date. If you voluntarily resign from the Company for any reason, or if the Company terminates your employment for Cause, in each case within 12 months following the Effective Date, you agree to reimburse the Company for 100% of the cash signing bonus. If you voluntarily resign, or if the Company terminates your employment for Cause, in each case after the 12-month anniversary of the Effective Date, you agree to reimburse the Company for up to 50% of the cash signing bonus on a prorated basis with the amount to be reimbursed determined by subtracting the number of months completed after the 12-month anniversary of the Effective Date from 12 and divided by 12.
By your signature on this offer letter, if you voluntarily resign, or if the Company terminates your employment for Cause, before the date that is 24 months from your Effective Date, you authorize the Company to withhold the entire cash signing bonus amount that is repayable to the Company under the preceding paragraph from all amounts otherwise due and payable to you on termination of employment if, and as permitted by applicable law. If any amount remains unpaid, you agree to promptly repay the Company the remaining unpaid amount, in full.
4.     Benefits. You will be eligible to participate in the healthcare, 401(k), employee stock purchase and other employee benefit plans established for our employees and executives, subject to the eligibility criteria and other terms and conditions for such plans. You will be eligible to receive healthcare benefits on your first day of active, full-time employment. You will be entitled to 15 days of Personal Time-Off (PTO) annually, accrued on a semi-monthly basis in accordance with Company policy.
5.     Equity. We will recommend to the Compensation Committee that you be granted a total new hire equity grant with a value of $13,000,000 under the Company’s 2022 Equity Incentive Plan (the “EIP”) and the applicable award agreement approved for grants thereunder.
(a) $9,750,000 of the new hire grant will be granted in Restricted Stock Units (“RSUs”), which will vest over approximately 4 years, with 25% of the RSUs vesting on or about December 10, 2023, and 1/16th of the RSUs vesting quarterly thereafter as specified in your RSU agreement, so long as you remain employed by the Company.
(b) The remaining portion of the equity grant will be in the form of Performance Stock Units (“PSUs”) with a target value of approximately $3,250,000, which PSUs will vest pursuant to the terms established by the Compensation Committee, including without limitation the relevant performance metrics and measurement period, as well as vesting terms set forth in your PSU agreement. The PSUs, if earned, will vest over approximately 3 years with 33.33% of the PSUs vesting on or about each of December 10, 2023, March 10, 2024, and March 10, 2025, as

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September 12, 2022

specified in your PSU agreement, so long as you remain employed by the Company. Each dollar amount discussed in this section will be converted into a number of shares by dividing the dollar amount by the Company’s average closing stock price for the 30 trading days prior to the grant date (or 10 trading days prior to the grant date if the 30 trading day average is not within 20% of the grant date closing stock price), rounded down to the nearest whole share. The amount vesting on a particular vest date, will be based on the performance period that ended on the last day of February in such calendar year.
6.     Confidentiality. You agree not to disclose the existence of this Offer, its proposed terms or your joining the Company to any third party prior to the public announcement of such by the Company, with the exception of disclosure to your legal and financial advisors and current manager or employer, provided that each has agreed to maintain confidentiality. As an employee of the Company, you will have access to confidential information of the Company and certain third parties and you may, during the course of your employment, create inventions, improvements, designs, original works of authorship, computer software programs, trade secrets and other matters that will be the sole and exclusive property of the Company. You hereby irrevocably assign each such invention, work and matter to the Company. As a condition of employment, you are required to comply with the terms of the Company’s “Employee Invention Assignment and Confidentiality Agreement,” which is attached to this Offer. We wish to impress upon you that the Company does not want you to, and we hereby direct you not to, bring with you or use on behalf of the Company, any confidential or proprietary material or information of any former employer or other third party. In addition, you must not violate any other obligation you may have to any former employer or other third party. During the period that you render services to the Company, you agree that you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company, in writing, any other employment, business or activity that you are currently associated with or participate in that competes with the Company and that you become associated with during the period that you render services to the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By signing this Offer, you certify that your employment with the Company will not violate any contractual or other legal obligation that would prohibit or limit you from performing your duties to the Company.
7.     At-Will Employment. During your entire employment you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any lawful reason or no reason, at any time, with or without prior notice and with or without Cause (as defined below). Your participation in any equity or benefit program does not assure you of continuing employment for any particular period of time. Any modification or change in your at-will employment

Tom Casey
September 12, 2022

status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company.
8.     Severance. We will recommend to the Compensation Committee that you receive the following severance benefits. All severance benefits will be subject to applicable deductions and withholdings.
(a) Separation in Event of Termination Within the 6-Month Period Before or 18-Month Period Following a Change in Control. In the event of your involuntary separation from employment with the Company by the Company without Cause or by you for Good Reason, in each case within the period that begins after the signing of a definitive agreement that ultimately results in a Change in Control (defined below) within six (6) months of its signing or within eighteen (18) months following a Change in Control (“Change in Control Period”), then, in addition to any accrued compensation, and provided that you deliver to the Company a signed release of claims in favor of the Company the form provided by the Company at such time (“Release”), and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, you shall be entitled to the benefits as set forth below:
(i)Lump sum payment equal to twelve (12) months of your then-current base salary, plus 100% of your annual target bonus as in effect in the fiscal year of termination;
(ii)Provided you timely elect to continue health coverage under COBRA, payment or reimbursement, as applicable, for any monthly COBRA premium payments made by you in the twelve (12) months following your separation from service. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums, then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax, you will be paid a single lump sum of $24,000, which payment will be made in no event later than two and a half months following the end of the Company’s fiscal year in which your separation from employment occurs; and
(iii)Acceleration of vesting as to the number of shares or rights subject to all equity awards which have been granted to you with only time-based vesting (including earned but unvested performance-based awards). You shall have six (6) months following your separation from service from the Company in which to exercise any vested options that have been granted to you. Any unearned performance-based awards will be treated in the manner outlined in the award agreement for each such award.
(b) Severance in Event of Termination Without Cause Outside the Change in Control Period. In the event of your involuntary separation from employment with the Company without Cause not during the Change in Control Period, then, in addition to any accrued compensation, and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective

Tom Casey
September 12, 2022

within sixty (60) days following your separation from service, you shall be entitled to benefits as set forth below:
(i)Lump sum payment equal to six (6) months of your then-current base salary, plus a pro-rated portion of your annual target bonus for the time you are actively employed in the fiscal year of termination;
(ii)Provided you timely elect to continue health coverage under COBRA, payment or reimbursement, as applicable, for any monthly COBRA premium payments made by you in the six (6) months following your separation from service. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax, you will be paid a single lump sum of $12,000, which payment will be made in no event later than two and a half months following the end of the Company’s fiscal year in which your separation from employment occurs; and
(iii)Acceleration of vesting as to the number of shares or rights subject to all equity awards which have been granted to you with only time-based vesting (including earned but unvested performance-based awards) as would have vested in the six (6) months following your separation from service. You shall have six (6) months following your separation from service from the Company in which to exercise any vested options that have been granted to you. Any unearned performance-based awards will be treated in the manner outlined in the award agreement for each such award.
9.     Section 409A Matters.
(a) For purposes of this Offer, no payment will be made to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-l(h) of the regulations promulgated thereunder.
(b) To the extent any payments to which you become entitled under this Offer, or any agreement or plan referenced herein, in connection with your separation from service from the Company constitute deferred compensation subject to Section 409A of the Code (the “Deferred Payments”), such payments will be paid on, or in the case of installments, will not commence, until the sixtieth (60th) day following your separation from service, or if later, such time as required by Section 9(c). Except as required by Section 9(c), any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on or around the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided herein.

Tom Casey
September 12, 2022

(c) If you are deemed at the time of such separation from service to be a “specified employee” under Section 409A of the Code, then any Deferred Payment(s) shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.
(d) To the extent any payments to which you become entitled under this Offer, or any agreement or plan referenced herein, in connection with your separation from service from the Company constitute deferred compensation subject to Section 409A of the Code, you and the Company may make changes to this Offer to avoid adverse tax consequences under Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
10.     Parachute Payments.
(a) Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that you would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.
(b) Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under

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September 12, 2022

these paragraphs relating to parachute payments. The Company will request that the firm provide detailed supporting calculations both to the Company and you prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to you at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and you will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and you, and the Company will have no liability to you for the determinations of the firm.
11.     Definitions.
(a) Cause. For purposes of this Offer, “Cause” means (i) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Company believes has had or will have a detrimental effect on the Company’s reputation or business; (ii) your engaging in an act of gross negligence or willful misconduct in the performance of your employment obligations and duties; (iii) your committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (iv) your engaging in any other misconduct that has had or will have an adverse effect on the Company’s reputation or business; or (v) your breach of the Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s or a third party’s trade secrets or proprietary information.
(b) Change in Control. For purposes of this Offer “Change in Control” has the meaning in the EIP.
(c) Good Reason. For purposes of this Offer, “Good Reason” means any of the following taken without your written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate your employment within thirty (30) days following expiration of such cure period: (i) a material change, adverse to you, in your position, title(s), office(s) or duties; (ii) an assignment of any significant duties to you that are inconsistent with your positions or offices held under this Offer; (iii) a decrease in your then-current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all executives); or (iv) your relocation to a facility or a location more than thirty (30) miles from your residence.

Tom Casey
September 12, 2022

12.     Authorization to Work. As required by law, this offer of employment is contingent upon your providing legal proof of your identity and authorization to work in the United States within three (3) business days of starting your employment.
13.     Policies. You acknowledge that you have read and will comply with the Company Code of Business Conduct and Ethics, Insider Trading Policy, Anticorruption Compliance Policy and Guidelines, and U.S. Export Control Compliance Policy Statement and that you will comply with all Company policies, guidelines and processes in effect throughout your employment. You acknowledge that the Company may implement, modify or revoke Company policies, guidelines and processes from time to time, and you agree to read and comply with each then-current policy, guideline and/or process.
14.    Arbitration.
(a) Informal Resolution/Mediation. In the event of any dispute or claim in any way relating to or arising out of your recruitment by the Company, your employment with the Company, or your separation from the Company, you and Splunk agree to initially attempt to resolve the issue informally or with the assistance of a neutral, outside mediator. If any dispute or claim cannot be resolved by these means, and except as specifically listed below, the sole and exclusive means for final dispute or claim resolution is through final and binding arbitration, as more fully described in the Arbitration provision. You may choose to opt out of arbitration; please see the last paragraph below in this Arbitration provision, to understand what you need to do to opt out.
(b) Arbitration. In consideration of your employment with the Company, its promise to arbitrate all employment-related disputes, and your receipt of the compensation, pay raises, and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from your recruitment by the Company, employment with the Company or your separation from service from the Company, including any breach of this Offer, shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure sections 1280 through 1294.2, including section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act. Disputes that you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment,

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September 12, 2022

discrimination, wrongful termination, retaliation, unpaid wages, incentive compensation, breach of contract, torts and any statutory or common law claims. Notwithstanding the foregoing, you understand that nothing in this Offer constitutes a waiver of your rights under section 7 of the National Labor Relations Act. You further understand that this agreement to arbitrate also applies to any disputes that the Company may have with you. You and the Company each retain their right to and shall not be prohibited or limited from seeking or obtaining equitable relief from a court having jurisdiction over the parties.
To the extent permitted by law, all claims covered under this arbitration agreement must be brought in your individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. No claim may be brought or maintained on a class or collective basis either in court or in arbitration. All such claims will be decided on an individual basis in arbitration pursuant to the parties’ agreement to arbitrate. The parties expressly waive any right with respect to any covered claims to submit, initiate, or participate as a plaintiff, claimant or member in a class or collective action, regardless of whether the action is filed in arbitration or in court. Claims may not be joined or consolidated in arbitration with disputes brought by other individuals, unless agreed to in writing by all parties.
Any issue concerning the validity of this class action or collective action waiver must be decided by a Court and an arbitrator shall not have authority to consider the issue of the validity of this waiver. If for any reason this class or collective action waiver is found to be unenforceable, the class action or collective action claim may only be heard in court and may not be arbitrated. The arbitrator shall not have authority to hear or decide class or collective actions. The arbitrator’s authority to resolve disputes and make awards under this Offer is limited to disputes between: (i) you and the Company; and (ii) you and any current or former officers directors, employees or agents of the Company, if such individual is sued for conduct arising out of his or her employment. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration. This agreement to arbitrate supersedes all arbitration agreements that previously existed between the employee and the Company.
(c) Procedure. You agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS rules”), which are available at http://www.jamsadr.com/rules employment-arbitration/ and from Human Resources. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies available under applicable law. You agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. You understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have

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September 12, 2022

instead paid had you filed a complaint in a court of law. You agree that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS rules conflict with California law, California law shall take precedence. You agree that any arbitration hearing under this Offer shall be conducted in San Francisco County, California.
(d) Remedy. Except as provided by the Act and this Offer, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Act and this Offer, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
(e) Administrative relief. This Offer does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission and the National Labor Relations Board. This also includes claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance. Moreover, this Offer does not apply to any other dispute or claim that has been expressly excluded from arbitration by statute. Nothing in this Offer prohibits or restricts you from initiating communications directly with, responding to any inquiry from, or providing information or testimony to or before, the Securities and Exchange Commission (“SEC”), Department of Justice (“DOJ”), or any other governmental agency or department or self-regulatory organization, about actual or potential violations of laws or regulations (including lawfully reporting fraud, waste or abuse). You are not required to obtain Splunk’s prior authorization before engaging in such communications, nor are you required to inform Splunk about such communications. This Offer does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.
(f) Voluntary nature of agreement. You acknowledge and agree that you are executing this Offer voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Offer and that you have asked any questions needed for you to understand the terms, consequences, and binding effect of this Offer and fully understand it, including that you are waiving your right to a jury trial. You agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Offer.
You may choose to opt out of arbitration To do so, you must send an email to Human Resources at the following email address: optout@splunk.com and your email must state, “I am opting out of arbitration.” Your email must be

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September 12, 2022

received by Human Resources no later than twenty (20) days after your acceptance of this Offer.
15.     Survival and Severability. Upon termination of your employment for any reason, the obligations in sections 6 (Confidentiality); 9 (Section 409A Matters); 10 (Parachute Payments); 11 (Definitions); 13 (Policies); 14 (Arbitration); 15 (Survival and Severability); 16 (Complete Agreement); and 18 (Acceptance) shall survive and remain in full force and effect. If any provision of this Agreement is held to be invalid or unenforceable, such term shall be excluded to the extent of such invalidity or unenforceability; all other terms shall remain in full force and effect and the invalid or unenforceable term shall be deemed replaced by a valid and enforceable term that comes closest to expressing the intention of such invalid or unenforceable term.
16.     Complete Agreement. You understand and agree that this Offer, along with the Employee Invention Assignment and Confidentiality Agreement and any other agreements referenced herein, form the complete and exclusive statement of your employment with the Company and supersedes any prior offer letter, employment agreement and/or addenda existing between the parties, whether written or verbal. This Offer can only be modified by a written agreement signed by you and the Chief Executive Officer or Chief Human Resources Officer of the Company.
17.     Offer Contingency. This offer is contingent upon your full cooperation with, and receipt by the Company of satisfactory results of background and/or reference checks, prior to employment and from time to time thereafter, as requested by the Company.
18.     Acceptance. This offer of employment will remain open until 5:00 P.M. Pacific on Wednesday, September 15, 2022 and will thereafter expire. To accept this Offer, please sign in the space indicated and return to me. Your signature will acknowledge that you have read, understand and agree to the terms and conditions of this Offer.

Please feel free to contact me if you have any questions.

Best,

/s/ Gary Steele

Gary Steele
President and Chief Executive Officer
Splunk Inc.

Tom Casey
September 12, 2022

Enclosures:
- Employee Invention Assignment and Confidentiality Agreement
- Code of Business Conduct and Ethics
- Insider Trading Policy
- Anticorruption Compliance Policy and Guidelines
- U.S. Export Controls Compliance Policy Statement

Tom Casey
September 12, 2022

Acceptance and Agreement

I have read, understand, agree to and shall comply with each of the terms and conditions as set forth above.

I further acknowledge that no promises or commitments have been made to me except as specifically set forth herein.

/s/ Tom Casey	September 13, 2022
Tom Casey	Date: